Exhibit 10.3

ICO, Inc. Fiscal Year 2006 Incentive Plan Matrix- Chairman and CEO

Measurement	Weighting	FY '06 Minimum	FY '06 Target	FY '07 Minimum	FY '07 Target	Chairman pay-out at target	CEO pay-out at target
ICO, Inc. consolidated Operating Income						Vesting of 5,000 options	Vesting of 30,000 options
ICO, Inc. consolidated Investment turnover						Vesting of 5,000 options	Vesting of 30,000 options
ICO, Inc. consolidated ROE						Vesting of 5,000 options	Vesting of 30,000 options
Vesting over two years						Vesting of 5,000 options	Vesting of 30,000 options
Total	100%					Vesting of 20,000 previously granted options	Vesting of 120,000 previously granted options

ICO, Inc.
FY 2006 Incentive Plan Matrix - Chairman and CEO
Explanation of Measurement Definitions and Summary of Terms of Proposed Option Grants

Measurement definitions

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“Operating Income”: Earnings before interest and taxes, excluding non-recurring charges. Note that Operating Income shall include expenses for bonuses payable to the CEO, Group Presidents and CFO pursuant to the Incentive Plan Matrices applicable to them. Non-recurring charges that are excluded from the calculation of Operating Income shall consist of impairment, restructuring and other charges included in ICO's audited financial statements. Additionally, Operating Income shall exclude, on a pro-forma basis, the effect of discontinued operations (including plants that are shut down or sold).

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“Investment turnover”: Trailing twelve months revenue divided by the “Average Invested Capital Base” for the previous thirteen month-end periods. “Average Invested Capital Base” is defined as the average total assets minus current liabilities, excluding funded debt (i.e. interest bearing debt.), calculated using the previous thirteen month-end periods.

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“ROE”: Net income from continuing operations, minus preferred dividends (whether paid or accrued towards Convertible Preferred Stock liquidation preference), divided by Stockholders' equity, less the liquidation preference of Convertible Preferred Stock. For purposes of this calculation, Stockholders' equity and liquidation preference balances shall be averaged using the previous four (4) quarter-end balances, plus the prior year-end balance (e.g. for FY 2006 bonus calculation the FY 2005 previous year end-balance plus the four quarter-end balances of fiscal year 2006).

Summary of Option Grants

Summary of November 18, 2005 grants to Chairman: Total grant of options (“Options”) to purchases 60,000 shares of ICO, Inc. common stock (“Shares”) for a term of seven years from the date of grant (regardless of when Mr. Barmore ceases to serve as Chairman) with the following vesting schedules: (1) 20,000 Options, approximately 1/12th of which vesting each month-end during FY 2006 (1,666 Options per month for the first 11 months and 1,674 on the last month of the fiscal year); (2) up to 20,000 Options vest on December 15, 2006 contingent upon achieving the FY 2006 objectives; and (3) up to 20,000 Options vest on December 15, 2007 contingent upon achieving the FY 2007 objectives. Actual results between the "minimum" and "target" are interpolated assuming zero Options vest if the actual results equal the results described in the "minimum" column, and 100% of the Options in a given measurement row vest if the results equal or exceed the “target” column (therefore the midpoint between the "minimum" and the "target" results in any given measurement row result in 50% of the Options at target being vested). Contingent options that do not vest (as a result of FY 2006 or FY 2007 performance not meeting target) will be terminated. Vesting of contingent options relating to fiscal year 2006 and 2007 performance may only occur if the Chairman holds his current position as of the last day of the applicable fiscal year. The Chairman’s options will be granted from the Company’s 1993 Non-Employee Director Stock Option Plan (the “Director Plan”), which much be amended to provide for discretionary grants. All option grants will be subject to shareholder approval of the referenced amendment to the Director Plan at the Company’s 2006 Annual Meeting of Shareholders.

Summary of October & November 2005 grants to CEO: Total grant of 360,000 Options for a term of seven years from the date of grant (regardless of when Mr. Knapp ceases to be President & CEO) with the following vesting schedules: (1) 120,000 Options, with 10,000 vesting each month-end during FY 2006 (these Options were previously granted on October 3, 2005); (2) up to 120,000 Options (granted on November 18, 2005) will vest on December 15, 2006 contingent upon achieving the FY 2006 objectives described in the Matrix; and (3) up to 120,000 Options (granted on November 18, 2005) will vest on December 15, 2007 contingent upon achieving the FY 2007 objectives described in the Matrix. Actual results between the "minimum" and "target" are interpolated assuming zero Options vest if the actual results equal the results described in the "minimum" column, and 100% of the Options in a given measurement row vest if the results equal or exceed the “target” column (therefore the midpoint between the "minimum" and the "target" results in any given measurement row result in 50% of the Options at target being vested). Contingent options that do not vest (as a result of FY 2006 or FY 2007 performance not meeting target) will be terminated. Vesting of contingent options relating to fiscal year 2006 and 2007 performance may only occur if the CEO holds his current position as of the last day of the applicable fiscal year. The CEO’s options shall be granted from the Company’s Second Amended and Restated 1998 Stock Option Plan, as amended (the “1998 Plan”), and shall all be Non-Qualified Stock Options.

Additionally, with regard to the grants to the Chairman and CEO described above, upon a sale or merger of the Company, unvested Options shall vest prior to such sale or merger, with the following exception: the Options referenced in the row entitled "Vesting over two years" above shall only vest in proportion to service as Chairman or CEO (as applicable) as of the date of the sale or merger (e.g. if a sale or merger was to close on January 1, 2007, only 3/12ths of the Chairman’s 5,000 options referenced in the row entitled “Vesting over two years” for FY 2007, or the CEO’s corresponding 30,000 options referenced in the same row, would vest).